Exhibit 99.1

Outset Medical Announces Appointment of Medical Technology Veteran Brent D. Lang to its Board of Directors

San Jose, CA March 13, 2024 – Outset Medical, Inc. (Nasdaq: OM) (“Outset”), a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis, today announced the appointment of medical technology veteran Brent D. Lang to its board of directors. Mr. Lang most recently served as Chairman and Chief Executive Officer of Vocera Communications, a global provider of clinical communication and workflow solutions, until its acquisition by Stryker for $3 billion in 2022.

“Brent brings a wealth of healthcare expertise to the Outset board, including in growing and scaling software-enabled business models, which is well-aligned with our recurring revenue model,” said Leslie Trigg, Chair and Chief Executive Officer. “He is an ideal board member to help guide our continued growth and with a vision to improve the lives of patients that fits perfectly with Outset’s moral mission.”

Concurrent with Mr. Lang’s appointment, Katie M. Szyman has stepped down from the Outset board in preparation for her pending role as Chief Executive Officer of Edwards Lifesciences’ Critical Care spinoff.

“As we welcome Brent, we want to also thank Katie for her service to the Outset board during a period of growth and change following our public offering,” added Ms. Trigg. “We wish her well as she begins an exciting new phase of her career journey.”

Mr. Lang will serve on the Audit Committee of the Outset board. He is Chairman of the Movella Holdings Inc. board, a company specializing in movement digitization, and a member of the Thriveworks board, a private company that provides mental health services. Including his role as Chairman and CEO, Mr. Lang spent more than 20 years in various leadership positions at Vocera, including President and Chief Operating Officer and Vice President of Marketing and Business Development. Earlier in his career, he held various roles at 3Com Corporation, a networking company, and worked as a strategy consultant for Monitor Company, Inc., a consulting firm advising Fortune 500 companies. Mr. Lang holds a B.S. from the University of Michigan and an M.B.A. from the Stanford University Graduate School of Business. He was also a gold medalist member of the 1988 U.S. Olympic swimming team.

“I look forward to joining such an accomplished board, and a company that is having a direct and profound impact on the lives of dialysis patients and providers,” said Mr. Lang. “The Outset team has surrounded its innovative Tablo platform with a highly differentiated software and service ecosystem that provide clear opportunities for growth well into the future.”

About Outset Medical, Inc.

Outset is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. The Tablo® Hemodialysis System, FDA cleared for use from the hospital to the home, represents a significant technological advancement that transforms the dialysis experience for patients and operationally simplifies it for providers. Tablo serves as a single enterprise solution that can be utilized across the continuum of care, allowing dialysis to be delivered anytime, anywhere and by anyone. The integration of water purification and on-demand dialysate production enables Tablo to serve as a dialysis clinic on wheels, with 2-way wireless data transmission and a proprietary data analytics platform powering a new holistic approach to dialysis care. Tablo is a registered trademark of Outset Medical, Inc.

Contact

Jim Mazzola

Investor Relations

jmazzola@outsetmedical.com